Registration No. 33-38853
                                                                Rule 424(b)(3)

            SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 25, 1991

                 Merrill Lynch Mortgage Investors, Inc., Seller
                     PrimeFirst(R) Adjustable Rate Mortgage
                 Senior/Subordinate Pass-Through Certificates,
                    Series 1991F, Class A-1 and A-2 (Senior)

                              Merrill Lynch Credit
                           Corporation, f/k/a MERRILL
                            LYNCH EQUITY MANAGEMENT,
                                      INC.
                                Master Servicer

       -----------------------------------------------------------------

     On June 27, 1991, the PrimeFirst(R) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1991F, Class A-1 and A-2 (the "Class A Certificates") were issued in an original aggregate principal amount of $250,399,971.90. The Class A Certificates represented beneficial interests of approximately 90.75% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of June 1, 1991 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, f/k/a Merrill Lynch Equity Management, Inc, as master servicer, and Bankers Trust of America, N.A. & S.A., (successor to Security Pacific National Bank) as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLEM and its PrimeFirst Mortgage Program--Delinquency and Loan Loss Experience" on page S-19 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                                                      PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                                                              (Dollars in Thousands)


                                         December 31, 1998             December 31, 1997            December 31, 1996
                                     -------------------------    ------------------------       ----------------------
                                       Number of                    Number of                    Number of
                                      PrimeFirst     Principal     PrimeFirst    Principal       PrimeFirst    Principal
                                         Loans        Amount          Loans       Amount           Loans        Amount
                                     -----------    ----------    ------------   ---------       ----------    ---------
PrimeFirst Loans
  Outstanding...................         11,263     $4,408,862        14,159     $5,302,950        11,054     $4,331,131
Delinquency Period
  30-59 Days....................            184       $ 77,751           183       $ 66,254           180       $ 84,297
  60-89 Days....................             26          9,815            26         18,544            19          6,583
  90 Days or More*..............             34         23,664            24         18,072            29         27,590
                                         ------     ----------        ------     ----------        ------     ----------
     Total Delinquency..........            244        111,230           233       $102,870           228       $118,470
                                         ======     ==========        ======     ==========        ======      =========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          2.17%          2.52%         1.65%          1.94%         2.06%          2.74%

Foreclosures....................             47       $ 43,681            39       $ 47,396            29       $ 39,100

Foreclosures as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          0.42%          0.99%         0.28%          0.89%         0.26%          0.90%


---------------------------------
*  Does not include loans subject to bankruptcy proceedings.



                                                                  PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                                                                        (Dollars in Thousands)


                                                                Year Ended            Year Ended           Year Ended
                                                            December 31, 1998     December 31, 1997     December 31, 1996
                                                           ------------------     -----------------     -----------------

Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................              $4,855,906            $4,817,041           $3,933,946

Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                  12,711                12,607                9,663
Gross Charge-offs.................................                $  4,030              $  5,363             $  6,157

Recoveries........................................                $      2              $     99             $      0
                                                                  --------              --------             --------

Net Charge-offs...................................                $  4,028              $  5,264             $  6,157
                                                                  ========              ========             ========

Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                   0.08%                 0.11%                0.16%


     Additionally, the information contained in the table entitled "Range of Cut-Off Date Principal Balances" and "Range of Margins" under the heading "The Mortgage Pool" on pages S-14 and S-16, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1998, the Mortgage Loan Balances and margins of the Mortgage Loans:



                                     Range of Principal Balances as of December 31, 1998

                                                                                         % of Mortgage
                                   Number of Mortgage                                  Pool by Principal
Range of Principal Balances              Loans                  Principal Balance           Balance
--------------------------------------------------------------------------------------------------------

  $50,000-54,999.99                        1                   $     51,036.62               0.10%
  $75,000-99,999.99                        4                        361,659.94               0.69%
$100,000-149,999.99                        3                        376,953.05               0.72%
$150,000-199,999.99                        2                        322,192.05               0.61%
$200,000-249,999.99                        3                        671,330.74               1.27%
$250,000-299,999.99                       12                      3,466,189.42               6.58%
$300,000-349,999.99                       11                      3,594,639.59               6.81%
$350,000-399,999.99                        8                      2,948,098.07               5.60%
$400,000-449,999.99                        7                      3,093,574.21               5.87%
$450,000-499,999.99                        1                        499,984.10               0.95%
$500,000-549,999.99                        2                      1,000,000.00               1.90%
$550,000-599,999.99                        6                      3,500,039.37               6.65%
$600,000-649,999.99                        2                      1,247,835.89               2.37%
$650,000-699,999.99                        4                      2,651,603.79               5.03%
$700,000-749,999.99                        3                      2,195,683.60               4.17%
$750,000-799,999.99                        1                        797,921.94               1.52%
$800,000-849,999.99                        2                      1,619,779.67               3.08%
$850,000-899,999.99                        1                        873,733.54               1.66%
$900,000-949,999.99                        2                      1,849,582.45               3.51%
$950,000-999,999.99                        2                      1,974,999.16               3.75%
$1,000,000-1,099,999.99                    2                      2,000,000.00               3.80%
$1,100,000-1,199,999.99                    2                      2,331,112.17               4.43%
$1,200,000-1,299,999.99                    1                      1,263,537.79               2.40%
$1,400,000-1,499,999.99                    1                      1,400,000.00               2.66%
$1,900,000-1,999,999.99                    1                      1,900,999.99               3.61%
$2,000,000-2,099,999.99                    1                      2,065,000.00               3.92%
$2,400,000-2,499,999.99                    1                      2,498,951.62               4.74%
$2,700,000-2,799,999.99                    1                      2,750,000.00               5.22%
$3,000,000 or Higher                       1                      3,360,644.96               6.38%

                                       -----------------------------------------------------------------
             TOTALS                       88                   $ 52,667,083.73             100.00%
                                       =================================================================






                                               Range of Margins as of December 31, 1998

                                                                                      % of Mortgage
                                   Number of Mortgage                                 Pool by Principal
           Margin (1)                   Loans                  Principal Balance           Balance

                         -0.25           16                   $ 23,416,360.15              44.46%
                        -0.125           21                     13,076,001.57              24.83%
                             0           51                     16,174,722.01              30.71%
                        --------------------------------------------------------------------------------
       TOTALS                            88                   $ 52,667,083.73             100.00%
                        --------------------------------------------------------------------------------

----------------
(1) The Margin is subtracted from the applicable Prime Index to arrive at the Mortgage Rate; provided that the Mortgage Rate will not exceed 18.00% per annum.


                The date of this Supplement is March 31, 1999.